Exhibit 97
MARVELL TECHNOLOGY, INC.
RULE 10D-1 CLAWBACK POLICY
(Effective Date: October 2, 2023)
Purpose
The Executive Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Marvell Technology, Inc. (the “Company”) has adopted this Rule 10D-1 Clawback Policy (as amended from time to time, this “Policy”) effective as of the Effective Date set forth above. This Policy provides for the recoupment and/or forfeiture of Excess Incentive Compensation (defined below) from Covered Executives (defined below) in the event of an Accounting Restatement (defined below). As of the Effective Date, this Policy replaces that certain Marvell Technology, Inc. Clawback Policy effective as of December 16, 2021 and is intended to comply with, and as applicable to be administered and interpreted consistent with, and subject to the exceptions set forth in, Listing Rule 5608 adopted by the Nasdaq Stock Market to implement Rule 10D-1 under the Securities Exchange Act of 1934, as amended (collectively, “Rule 10D-1”)
Application
This Policy applies to all Incentive Compensation (defined below) Received (defined below) by a person who served as a Covered Executive at any time during the performance period for that Incentive Compensation:
(i)on or after the effective date of Nasdaq Listing Rule 5608;
(ii)on or after beginning service as a Covered Executive;
(iii)while the Company has a class of securities listed on a national securities exchange or a national securities association; and
(iv)during the three completed fiscal years immediately preceding the date that the Company is required to prepare an Accounting Restatement and any “transition period” as prescribed under Rule 10D-1 (such three-year period and any transition period, the “Recovery Period”).
For purposes of determining the Recovery Period, the date that a Company is required to prepare an Accounting Restatement is the earlier to occur of:
(i)    The date the Company’s Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or
(ii)    The date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
Administration
This Policy is administered by the Committee. Except as limited by law or Rule 10D-1, the Committee has full power, authority and discretion to construe, interpret and apply this Policy. Any determinations made by the Committee will be made in its sole discretion and are final, conclusive and binding on all affected individuals and need not be uniform with respect to all Covered Executives.
The Committee may amend, modify or terminate this Policy in whole or in part at any time in its sole discretion (subject to such change or termination being done in compliance with Rule 10D-1) and may adopt such rules and procedures that it deems necessary or appropriate to implement this Policy or to comply with applicable laws and regulations.
Clawback Triggers
Subject to the section above entitled “Application” of this Policy, in the event that the Company is required to prepare an Accounting Restatement, the Company shall recover on a reasonably prompt basis the amount of any Incentive Compensation Received by a Covered Executive during the Recovery Period that exceeds the amount that otherwise would have been Received had it been determined based upon the restated financial results (such amount, the “Excess Incentive Compensation”). For the avoidance of doubt, the amount of Excess Incentive Compensation will be computed without regard to any taxes paid by the Covered Executive.
Exceptions to Clawback Policy
Forms of compensation that will not be considered Incentive Compensation for purposes of this Policy include the following:
(i)base salaries;
(ii)bonuses paid solely at the discretion of the Committee or the Board that are not paid from a bonus pool, the size of which is determined based wholly or in part on satisfying a Financial Reporting Measure (defined below);
(iii)bonuses paid solely upon the completion of a specified employment period;
(iv)bonuses earned upon satisfying one or more strategic measures or operational measures, which measures are not based wholly or in part on satisfying a Financial Reporting Measure; and
(v)equity awards for which the grant or vesting of the award is not contingent upon achieving any Financial Reporting Measure and vesting is contingent solely upon completion of a specified employment period and/or attaining one or more nonfinancial reporting measures.
Recoupment
The Committee may take such action as it deems appropriate, in its sole and absolute discretion, to accomplish prompt recovery of any Excess Incentive Compensation from any Covered Executive; provided, however, that the Committee shall not be required to recover Excess Incentive Compensation from a Covered Executive if the Committee determines that:
(i)The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any Excess Incentive Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such compensation, document such reasonable attempt(s) to recover, and provide that documentation to Nasdaq.
(ii)Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any Excess Incentive Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation, and must provide such opinion to Nasdaq.
(iii)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
To the extent permitted by applicable law, the Committee may seek to recoup Excess Incentive Compensation by all legal means available. Recoupment under this Policy may be made from any of the following sources if permitted by applicable law:
(i)direct reimbursement from the Covered Executive;
(ii)deduction from salary, wages and/or future payments, and future grants or awards of Incentive Compensation to the Covered Executive;
(iii)cancellation or forfeiture of vested or unvested stock options, restricted stock units, performance-based restricted stock units or any other stock-based or option-based incentive awards held by the Covered Executive; or
(iv)by such other means or combination of means as the Committee, in its sole discretion, determines to be appropriate.
Special Provisions Related to Stock Price or Total Shareholder Return Performance Measures
For Incentive Compensation based on stock price or total shareholder return, where the amount of Excess Incentive Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement:
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(i)The amount of Excess Incentive Compensation subject to recoupment must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive Compensation was received; and
(ii)The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.
No Constructive Termination
The recovery of any Excess Incentive Compensation under this Policy will not be deemed to be an event giving rise to a right to resign for “good reason” or be deemed a “constructive termination” (or any similar term) as such terms are used in any agreement, plan or understanding between any Covered Executive and the Company.
No Additional Payments
In no event shall the Company be required to provide a Covered Executive with an additional payment if the restated or accurate financial results would have resulted in a higher amount of Incentive Compensation.
Additional Definitions
“Accounting Restatement” means any accounting restatement that is due to material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
“Covered Executives” means the Company’s current and former “executive officers” as defined under Rule 10D-1, which includes the Company’s officers determined by the Board from time to time in accordance with Rule 16a-1 under the Securities Exchange Act of 1934.
“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure derived wholly or in part from such financial information (including, but not limited to, non-GAAP financial measures). For the avoidance of doubt, Financial Reporting Measures shall include any measure based in whole or in part on the Company’s stock price or total shareholder return. A financial reporting measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission to be deemed a Financial Reporting Measure.
“Incentive Compensation” means, subject to the sections above entitled “Application” and “Exceptions to Clawback Policy,” any compensation granted, earned or vested based in whole or in part on the Company’s attainment of any Financial Reporting Measure. Incentive Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.
Not Exclusive
Any reimbursement, recoupment or cancellation under this Policy is in addition to, and not in lieu of, any other remedies or rights that may be available to the Company, including:
(i)pursuant to the terms of any Company plan or policy (including, but not limited to, the Company’s Code of Business Conduct and Ethics), or any agreement with the Covered Executive;
(ii)disciplinary action up to and including termination; and
(iii)institution of civil or criminal proceedings.
Any right of recoupment under this Policy is in addition to, and is not in lieu of, any actions imposed by law enforcement agencies, regulators including the Securities and Exchange Commission, Nasdaq, or other authorities.

No Indemnification, Expense Advances or Insurance
Notwithstanding the terms of any Indemnification Agreement between the Company and the Covered Executive or any provision in the Company’s Bylaws, the Company will not indemnify or advance expenses to any Covered Executive against any loss or potential loss pursuant to this Policy. In addition, the Company will not pay or agree to pay any insurance premiums to cover any loss pursuant to this Policy.
Enforceability
The provisions of this Policy are intended to be applied in a manner that complies with applicable law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, the enforcement of such provision (as determined by the Committee) will be applied to the maximum extent permitted under applicable law. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy. To the extent that the requirements under the provisions of Section 304 of the Sarbanes-Oxley Act, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Rule 10D-1 or any other applicable law or regulation are broader than or inconsistent with the provisions in this Policy, the provisions of such law or regulation will apply.

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